Exhibit (k)(2)

SUPPLEMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated and effective as of [            ], 2021 (the “Agreement”), by and between State Street Bank and Trust Company (the “Bank”), a Massachusetts trust company, and each of the BlackRock mutual funds listed on the Appendix A thereto (each a “Fund” and collectively, the “Funds”), which as of the date hereof includes each of the BlackRock mutual fund listed on Appendix A hereto and which may be amended from time to time, is hereby supplemented as of [                ], 2021 (the “Effective Date”) in the manner set forth below (the “Supplement”).

WHEREAS, the USA PATRIOT Act of 2001, and the rules and regulations promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, each Fund has adopted written anti-money laundering and sanctions policies (the “Fund’s AML and Sanctions Program”) pursuant to the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the rules and regulations implemented or enforced by the Financial Crimes Enforcement Network (“FinCEN”) and the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the sanctions laws, regulations and rules of other applicable jurisdictions, including the European Union and United Nations (collectively, “Sanctions Laws”);

WHEREAS, each Fund’s AML and Sanctions Program incorporates customer identification and other procedures reasonably designed to satisfy the relevant requirements of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, as well as the relevant rules and regulations implemented and enforced by FinCEN and OFAC and other applicable jurisdictions;

WHEREAS, each Fund is permitted under applicable law and regulation to engage a third-party service provider to assist the Fund with certain aspects of the Fund’s AML and Sanctions Program;

WHEREAS, each Fund desires to engage the Bank to assist the Fund with certain aspects of the Fund’s AML and Sanctions Program, to the extent such activities are applicable to the Fund, and the Bank desires to assist the Fund with respect to certain aspects of the Fund’s AML and Sanctions Program, as more particularly described in Section 2.2 herein (the “AML/Sanctions Assistance Functions”);

WHEREAS, the Bank is subject to a rule implementing the anti-money laundering compliance program requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations and is regulated by a federal functional regulator as that term is defined in 31 C.F.R. § 1010.100;

WHEREAS, the Bank maintains policies and has implemented procedures and controls reasonably designed to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations, including those administered and enforced by FinCEN and OFAC (hereinafter referred to as the “Bank AML/Sanctions Program”);

WHEREAS, the Bank agrees to assist the Funds, to the extent such activities are applicable to a Fund, in complying with the Funds’ own applicable anti-money laundering and Sanctions Laws and regulatory requirements by performing the AML/Sanctions Assistance Functions described in Section 2.2 herein;

WHEREAS, certain aspects of the AML/Sanctions Assistance Functions shall be performed by the Bank’s Institutional Transfer Agency department (hereinafter, the “Transfer Agent”); and

WHEREAS, in performing the AML/Sanctions Assistance Functions, the Transfer Agent will follow its AML procedures (hereinafter “Transfer Agent’s AML Procedures”), as permitted under the Bank AML/Sanctions Program.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1.

Delegation of Duties. The undersigned Funds desire to delegate to the Bank the performance of certain aspects of the Fund’s AML and Sanctions Program, to the extent such activities are applicable to a Fund and in accordance with applicable law, and the Bank agrees to accept such delegation.

2.	Duties.

2.1	Duties of the Fund. The Funds shall perform the following functions:

(a)

Notice and Application. The Funds shall provide notice through an application to prospective investors of the Funds that information is being requested to verify their identity in order to combat money laundering and terrorist financing. The application shall request, at a minimum, identifying information from such investor as determined by the identification requirements outlined in the Transfer Agent’s AML Procedures, as may be updated, revised or amended from time to time solely at the discretion of the Transfer Agent and the Bank, and which at a minimum currently includes: (i) full legal name, (ii) date of birth (if applicable), (iii) physical address and (iv) a taxpayer identification number, an Individual/International Taxpayer Identification Number or other government-issued identifier for individuals and equivalent information for entities. Such application will include the certification as to such investor’s ultimate beneficial owners and a controlling party. The application, and the information provided therein, shall be reviewed and collected by the Transfer Agent.

(b)	Information Collection – UBOs and Controlling Parties. Prior to the acceptance by a Fund of any potential Fund investor’s subscription, the Funds or its agent

Information Classification: Limited Access

Information Classification: Limited Access

shall obtain, unless an exclusion applies, identifying information with respect to each ultimate beneficial owner and a controlling party of such investor, if any, and complete and sign a certification as to such investor’s ultimate beneficial owners and a controlling party. Each such ultimate beneficial owner and controlling party identified in the certification shall hereinafter be referred to as a “UBO” and “Controlling Party,” respectively.

(c)

Notification Regarding Changes to Investor, UBO or Controlling Party Information. Each Fund or its agent shall promptly notify the Transfer Agent of any changes to any relevant investor, UBO or Controlling Party information, including, but not limited to, changes of name, corporate structure, bank details, tax status, address or beneficial ownership.

(d)

Designated Contact. The Funds shall designate an officer or agent of the Funds to be the Funds’ authorized contact with respect to any suspected or actual violation of AML/Sanctions Assistance Functions performed hereunder (the “Financial Crime Representative”) As of the effective date of this Supplement, the Financial Crime Representative shall be notified via electronic mail at: GroupGlobalFinancialCrimeTeam@blackrock.com. The Funds shall designate an officer or agent of the Funds in respect to the AML/Sanctions Assistance Functions performed hereunder (“Fund Representative”). As of the effective date of this Supplement, the Fund Representative shall be notified via electronic mail at: GroupBlackRockTAServices@BlackRock.com

2.2	Duties of the Bank. The Bank shall perform the following functions:

(a)	Information Collection - Investors.

(i)

Prior to acceptance by a Fund of any potential investor’s subscription, the Transfer Agent shall obtain identifying information from such investor, which identifying information, shall be determined by the identification requirements outlined in the Transfer Agent’s AML Procedures, as may be updated, revised or amended from time to time solely at the discretion of the Transfer Agent and the Bank, and which at a minimum currently includes: (i) full legal name, (ii) date of birth (if applicable), (iii) physical address and (iv) a taxpayer identification number, an Individual/International Taxpayer Identification Number or other government-issued identifier for individuals and equivalent information for entities.

(ii)

If the Bank does not receive all such identifying information for any investor, the Bank will promptly contact the Fund Representative, and the Fund Representative will attempt to collect the outstanding identifying information. The Funds will promptly transmit to the Bank any identifying information that the Funds are able to collect.

Information Classification: Limited Access

Information Classification: Limited Access

(b)	Identity Verification for Investors, UBOs and Controlling Parties.

(i)

The requisite identifying information, criteria for determining what constitutes an ultimate beneficial owner and controlling party, whether any exclusions apply to an investor, and the form of such ultimate beneficial owner and controlling party certification, in each case, shall be determined by the Transfer Agent’s AML Procedures, as may be updated, revised or amended from time to time solely at the discretion of the Transfer Agent and the Bank.

(ii)

Prior to acceptance by a Fund of any potential investor’s subscription, the Bank shall verify the identifying information of such investor as recorded on the Transfer Agent’s record keeping systems and any UBO and/or Controlling Party identified in the UBO and Controlling Party certification referenced in Section 2.1(b) above, if applicable.

(iii)

In accordance with the Bank’s AML/Sanctions Program and the Transfer Agent’s AML Procedures, unless otherwise required, the Transfer Agent will use non-documentary methods to verify the information provided to the Bank under Section 2.1(a) above for each investor, UBO and Controlling Party.

(iv)

If documentary identity verification for any investor, UBO or Controlling Party is required in accordance with the Bank AML/Sanctions Program and the Transfer Agent’s AML Procedures, which documentation shall be determined by the Transfer Agent’s AML Procedures, as may be updated, revised or amended from time to time solely at the discretion of the Transfer Agent and the Bank, such as government-issued identification cards, passports, utility bills or organizational documents, where necessary, the Fund will be responsible for collecting such information and documentation, and the Transfer Agent will be responsible for reviewing and verifying the identity of the investor, UBOs and Controlling Party based on that documentation.

(v)

The Transfer Agent will not open any investor account or accept any monies into the Funds’ accounts, or any series or class thereof, on behalf of an investor until the Bank is able to review all required identifying information and verify the identity of such investor.

(c)	[Reserved].

(d)

Sanctions Screening. The Bank, on behalf of the Transfer Agent, shall screen new and existing investors, UBOs and Controlling Parties against sanction-related lists promulgated by the United States, the European Union, and the United Nations. The Bank reserves the right to screen new and existing investors, UBOs and Controlling Parties against such other sanction-related lists as may be required by the Bank AML/Sanctions Program from time to time. The Funds acknowledge that

Information Classification: Limited Access

Information Classification: Limited Access

the Bank and the Transfer Agent shall have no obligation to accept any investor’s subscription, and shall have the right to block, freeze, or reject any investor’s subscription or account, as applicable, in order for the Bank and/or the Transfer Agent to meet its legal and/or internal compliance requirements. In the event that an investor’s subscription or account is blocked, frozen, or rejected, the Transfer Agent shall promptly inform the Financial Crime Representative of the circumstances that lead to the block, freeze, or rejection. The Bank and Transfer Agent is aware of the Sanctions Laws and has implemented and will maintain and follow controls, policies and procedures reasonably designed to ensure compliance with Sanctions Laws applicable to it. The Bank acknowledges that the Funds are subject to Sanctions Laws applicable to them and that by entering into this Agreement the Funds have made the determination that the Funds will rely on the Bank and Transfer Agent to perform the AML/Sanctions Assistance Functions set forth in this Section 2.2(d) of this Agreement. As a result, the Bank and Transfer Agent will maintain controls, policies and procedures reasonably designed to ensure performance of its obligations herein. The Bank’s performance of the AML/Sanctions Assistance Functions under this Section 2.2(d) for the Funds does not relieve Funds of their regulatory responsibility for compliance with Sanctions Laws. Any and all names that result in a “true hit” against a sanctions list must be escalated to the Funds Financial Crime Representative. The Bank shall also promptly notify the Funds Financial Crime Representative of any actual violation of applicable Sanctions Laws in connection with the AML/Sanctions Assistance Functions performed for the Funds of which the Bank becomes aware. The Bank’s sanctions policies and procedures will be audited by the Bank’s external and internal auditors on a periodic basis.

(e)

Transaction Monitoring and Potentially Suspicious Activity Reporting. The Bank shall maintain and follow internal controls and procedures reasonably designed to monitor transactions in the Funds’ investor accounts for potentially suspicious activity using a risk-based approach. The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act and/or the Bank AML/Sanctions Program to determine what activity may be suspicious. The Bank’s AML Compliance Officer supporting the Transfer Agent will determine what information related to the potentially suspicious activity in question may be shared with the Financial Crime Representative. Any potentially suspicious activity identified shall be reported to the Fund’s Financial Crime Representative. Notwithstanding the foregoing and for the avoidance of doubt, the Bank will not disclose any information that would reveal the existence of a SAR.

(f)

Ongoing Customer Due Diligence. The Transfer Agent shall maintain and follow risk-based internal controls and procedures reasonably designed for conducting ongoing due diligence of investors, including, but not limited to, understanding the nature and purpose of investor relationships to develop investor risk profiles and conducting risk-based monitoring to maintain and update investor information.

Information Classification: Limited Access

Information Classification: Limited Access

(g)

Section 314(a) Requests. Upon the request of one or more Fund, the Transfer Agent shall search such Fund(s)’ investor records for information responsive to law enforcement requests pursuant to Section 314(a) of the USA PATRIOT Act. Such Fund(s) shall provide to the Transfer Agent the information and data contained in the request necessary to perform the searches. To the extent permitted by law, the Transfer Agent shall promptly notify the Financial Crime Representative if there were no positive matches or if a positive match is (or positive matches are) identified in connection with such searches or if additional information is needed to determine if there is a positive match, and the applicable Fund(s) shall be responsible for responding to the request. The Funds acknowledge that the Bank reserves the right to take such action(s) as it is required to take under applicable law or the Bank’s AML/Sanctions Program.

(h)

Section 311 “Special Measures”. The Bank, on behalf of the Transfer Agent, shall maintain internal control procedures reasonably designed to comply with “special measures” imposed by the Secretary of the Treasury of the United States pursuant to Section 311 of the USA PATRIOT Act. The Funds shall cooperate with the Bank and the Transfer Agent as necessary to implement any such “special measures” with respect to investors.

(i)	Recordkeeping. The Bank and Transfer Agent will retain records as required by applicable U.S. law or regulation.

2.3	Introducer Letters.

(a)

Each Fund hereby instructs the Bank not to perform the AML/Sanctions Assistance Functions if a verified member (the “Introducer”) of the Financial Industry Regulatory Authority (“FINRA”) declares in writing that it has verified the identity of a Fund Investor and any applicable ultimate beneficial owners and controlling parties pursuant to a valid introducer letter.

(b)

Each Fund agrees that the Funds, and not the Bank, will be responsible for determining whether an introducer letter is valid. Furthermore, the Funds, and not the Bank, will be responsible for compliance with any requirements under the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations, including, but not limited to, any Customer Due Diligence Requirements for Financial Institutions published by FinCEN on May 11, 2018, together or collectively with any amendments thereto, with respect to any Fund Investor(s) introduced by such Introducer if an introducer letter fails to meet any standards required by law or regulation.

(c)

Each Fund has approved the introducer letters for the list of Introducers on Appendix B attached hereto. In the event that the Funds approve one or more additional Introducers, the Funds shall notify the Bank in writing and shall provide an updated Appendix B to this Supplement. The parties agree that any such notification shall be considered an instruction under the Agreement directing the Bank not to perform the

Information Classification: Limited Access

Information Classification: Limited Access

AML/Sanctions Assistance Functions for Fund Investors introduced by such Introducer(s).

3.	Representations, Warranties, Covenants and Certifications.

(a)	The Transfer Agent shall certify to the Funds, on an annual basis and in such form as the Transfer Agent and the Funds may mutually agree upon, that the:

(i)

Transfer Agent’s AML Procedures are reasonably designed to prevent money laundering, Sanctions Laws violations or the financing of terrorist activities in accordance with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations, including all executive orders, regulations and laws related to economic and trade sanctions promulgated, administered and enforced by the United States, EU and UN;

(ii)	Transfer Agent has designated an individual or individuals responsible for implementing and monitoring the Transfer Agent’s AML Procedures;

(iii)	Transfer Agent has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to the Transfer Agent’s AML Procedures on an annual basis;

(iv)	Transfer Agent provides for periodic, but at a minimum annual, independent testing of the Transfer Agent’s AML Procedures;

(v)	Transfer Agent maintains and follows appropriate risk-based internal controls and procedures reasonably designed for conducting ongoing customer due diligence.

(vi)	Transfer Agent has performed the functions it has agreed to perform pursuant to this Supplement.

(b)	Each Fund hereby represents and warrants and, upon the Bank’s request, which generally will not exceed more than one request annually, covenants to certify to the Bank that:

(i)

The Funds understands that the Bank AML/Sanctions Program and the Transfer Agent’s AML Procedures were developed and implemented, and will be maintained and followed, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and all executive orders, regulations and laws related to economic and trade sanctions promulgated, administered and enforced by the United States, EU and UN, and the applicable rules and regulations promulgated thereunder;

Information Classification: Limited Access

Information Classification: Limited Access

(ii)

The Fund shall not take any action to breach or cause the Bank or the Transfer Agent to breach any provisions of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder or any applicable sanctions laws, rules or regulations, including, but not limited to, those issued and/or promulgated by the United States, the European Union and the United Nations;

(iii)

The Fund shall not use the services provided by the Bank and the Transfer Agent under the Agreement or this Supplement to undertake or facilitate any business involving any party subject to sanctions laws, rules or regulations issued and/or promulgated by the United States, the European Union and the United Nations;

(iv)	The Fund has in place systems and controls reasonably designed to ensure compliance with clauses (ii) and (iii) above;

(v)

The Bank and the Transfer Agent shall have no obligation to perform, and shall not be in breach of the Agreement or this Supplement or liable to the Funds for any failure to perform, any activity relating to investor accounts, account maintenance activities or other transfer agency or banking activities that: (i) may cause the Bank or the Transfer Agent to breach any provisions of the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder or any applicable sanctions laws, rules, or regulations (including, but not limited to, those issued and/or promulgated by the United States, the European Union, or the United Nations); and/or (ii) involves dealing with or acting to benefit any party subject to sanctions laws, rules, or regulations issued and/or promulgated by the United States, the European Union, and the United Nations;

(vi)

The Fund and its board of directors/trustees agree that none of them will knowingly act or fail to act in a manner that violates or is inconsistent with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder or any applicable sanctions laws, rules or regulations (including, but not limited to, those issued and/or promulgated by the United States, the European Union or the United Nations); Representative is responsible to act and communicate on behalf of the Funds, which includes any instructions the Funds make to the Transfer Agent; and

(vii)

The Funds shall provide the Bank or the Transfer Agent promptly upon request, with any documents or other information necessary for the Bank to comply with any applicable anti-money laundering and/or sanctions laws, regulations or rules or any other laws or regulations applicable to the Bank and its affiliates in regard to this Agreement.

Information Classification: Limited Access

Information Classification: Limited Access

4.	Consent to Examination.

(a)

Upon reasonable request, the Transfer Agent will provide, on at least an annual basis to the extent permitted by law, the Funds with reasonable access to information obtained and held with respect to investors or reasonable access to information to satisfy the Funds of the suitability of the Transfer Agent to perform the AML/Sanctions Assistance Functions and of the reliability of the Transfer Agent’s systems and procedures for compliance with applicable U.S. anti-money laundering regulations and Sanctions Laws. For the avoidance of doubt, access to information does not include the Bank’s or the Transfer Agent’s internal policies and procedures. The Funds will reimburse the Transfer Agent based on a statement of work provided by Transfer Agent to the Funds prior to examination and agreed upon by the funds for reasonable expenses incurred in providing such access.

(b)

Each party further understands and acknowledges that the records maintained under the Transfer Agent’s AML Procedures may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of the AML/Sanctions Assistance Functions.

(c)

In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the AML/Sanctions Assistance Functions may be subject, from time to time, to examination and/or inspection by the Funds’ regulatory authorities. For purposes of such examination and/or inspection, the Bank will use its reasonable efforts to make available, during normal business hours, all required records and information concerning the AML/Sanctions Assistance Functions that the Bank performs under this Supplement for review by such regulatory authorities. The Funds shall provide the Bank with notice of any pending or planned examinations and/or inspections as soon as practicable after the Funds are notified.

(d)

The Transfer Agent shall provide to the Funds, upon request, (i) a written summary of the Transfer Agent’s AML Procedures, which the Funds may use as written evidence of the Transfer Agent’s suitability to perform the AML/Sanctions Assistance Functions on behalf of the Funds, and (ii) information and documents received and maintained with respect to investors or prospective investors to enable the Funds to comply with requests from their regulators or other law enforcement authorities in accordance with relevant laws and regulations.

5.	Limitation of Delegation.

(a)

The Funds understand and agree that the Bank’s and the Transfer Agent’s only responsibilities under this Supplement are in performing the AML/Sanctions Assistance Functions as set forth herein and that each Fund is ultimately responsible for ensuring that it is compliant with its own regulatory obligations relative to applicable anti-money laundering and sanctions laws, regulations and rules. For the avoidance of doubt, the Bank and the Transfer Agent shall not be

Information Classification: Limited Access

Information Classification: Limited Access

responsible for any other aspect of the Fund’s AML & Sanctions Program or for the overall compliance by the Funds with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act, and the applicable rules and regulations promulgated thereunder, including, but not limited to, any Customer Due Diligence Requirements for Financial Institutions published by FinCEN on May 11, 2016, together or collectively with any amendments thereto, or for the overall compliance by the Funds with any applicable sanctions laws, rules or regulations, or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Bank and the Transfer Agent shall only be responsible for performing the AML/Sanctions Assistance Functions with respect to the ownership of, and transactions in, shares in the Funds for which the Transfer Agent maintains the applicable investor information and records.

(b)

The Funds understand and agree that, notwithstanding the Bank’s agreement to perform the AML/Sanctions Assistance Functions, the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering and sanctions screening and reporting obligations.

6.	Miscellaneous.

(a)

At least annually, the Bank shall provide Fund’s AML Compliance Officer with a report, in the form of the Bank’s most recent CCO Report, which includes a summary of the findings from the most recent independent audit of the Bank AML/Sanctions Program.

(b)

To the extent permitted by law, the Bank’s AML Compliance Officer will advise the Fund’s AML Compliance Officer promptly if there have been any suspicious activities involving the investors of the Funds, or any series or class thereof.

(c)

To the extent permitted by law and the Bank’s internal policies and procedures, the Bank shall provide the Fund’s AML Compliance Officer with any additional reports as the Fund’s AML Compliance Officer or the Fund’s Board of Trustees, as applicable, may reasonably request, pursuant to the Fund’s AML & Sanctions Program.

(d)

This Supplement to the Agreement supersedes in its entirety Section 1.5 of the Agreement and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. In all other regards, the terms and provisions of the Agreement between the parties hereto shall continue to apply with full force and effect.

(e)

This Supplement may be terminated by a Fund upon no less than ninety (90) days’ prior written notice to the Transfer Agent or by the Transfer Agent upon no less than 180 days’ prior written notice to the applicable Fund. Further, this Supplement will terminate automatically upon any termination of the Agreement.

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Information Classification: Limited Access

(f)

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

(g)	Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

(h)

This Supplement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(i)

This Supplement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of Page Intentionally Left Blank.]

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Information Classification: Limited Access

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

BLACKROCK PRIVATE INVESTMENTS FUND,

ON BEHALF OF EACH FUND LISTED ON LISTED ON APPENDIX A HERETO

By:
Name:
Title:

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Information Classification: Limited Access

APPENDIX A

LIST OF FUNDS

	BLK Ticker	Custody Account #
BlackRock Private Investments Fund

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Information Classification: Limited Access

Appendix B

APPROVED INTRODUCERS

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